UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SYNALLOY CORPORATION
(Name of Registrant as Specified in Its Charter)

PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON UPG ENTERPRISES LLC PAUL DOUGLASS CHRISTOPHER HUTTER ANDEE HARRIS ALDO MAZZAFERRO BENJAMIN ROSENZWEIG JOHN P. SCHAUERMAN
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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 27, 2020, the Stockholder Group issued the following press release, which was also posted to www.StrengthenSynalloy.com:

Privet Fund and UPG Enterprises Issue Letter to Synalloy Stakeholders Regarding the Significant Opportunities Associated with Better Leadership

Believes Years of Poor Management and Corporate Oversight Has Translated to Diminished Value for Customers, Employees and Stockholders

States CEO Craig Bram and Current Board Must be Held Accountable for Abysmal Track Record, Repeated Poor Decisions and Inadequate Disclosures, Including Owning a Stake in a Private Jet for Years While Recently Laying Off Employees

Highlights Nominees’ Superior Qualifications and Vision, Which Includes Installing Chris Hutter – a Proven C-Level Industry Operator – as Interim CEO

Warns the Board to Cease All Actions Designed to Entrench the Incumbent Directors and Undermine Corporate Democracy

ATLANTA--(BUSINESS WIRE)--Privet Fund Management LLC (together with its affiliates, "Privet") and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, “we” or “us”), which collectively own approximately 24.9% of the outstanding common stock of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the "Company"), today issued the following open letter to Synalloy’s customers, employees and stockholders in connection with their nomination of five highly-qualified candidates for election to the Company’s eight-member Board of Directors (the “Board”) at the Company’s upcoming 2020 annual meeting of stockholders (the “Annual Meeting”) scheduled to be held on June 30, 2020:

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Dear Synalloy Customers, Employees and Stockholders,

Privet and UPG are the largest stockholders of Synalloy, with aggregate ownership of nearly 25% of the Company’s outstanding common stock. We each invested a significant amount of capital into Synalloy following our own independent assessments of the Company’s strategic priorities, operational execution, present leadership capabilities and long-term performance. Our ultimate decision to join together and pursue changes to the Board at this year’s Annual Meeting stems from the fact that our separate analyses yielded the same conclusion: Synalloy’s high-quality operating assets and skilled workforce can – and should – be the foundation for meaningful long-term value for all stakeholders.

We firmly believe that if qualified and responsible individuals take the helm at Synalloy, the Company can finally become a true industry leader in the chemicals and metals segments. We see tremendous opportunities to cut corporate waste, increase investments in operational capabilities and prioritize the pursuit of organic growth. There is no doubt in our minds that the right leadership can position Synalloy to deliver higher caliber offerings and increased efficiencies for customers, greater stability and incentives for employees and superior returns for stockholders.

In our view, the only barriers standing in the way of a stronger Synalloy are a negligent Board and an ineffective management team. When the Board installed Craig Bram as Chief Executive Officer in January 2011, it tapped an executive with zero relevant operational or product leadership experience – a candidate whose previous job was running a two-location retail printing business where current Synalloy Chairman Murray Wright is the Chairman as well.1 Since then, Synalloy has dramatically underperformed its peer group and every relevant equity market benchmark. A decade of acquisitions and capital expenditures has led to little more than hollow revenue growth. Unsurprisingly, a singular focus on getting bigger at the expense of getting better has yielded extraordinarily poor asset utilization and no material earnings growth.

The Board’s Value-Destructive Track Record Also Extends to Egregious Corporate Waste (Including on a Private Jet) and Opaque Disclosure Practices.

Disturbingly, abysmal results have not deterred the incumbent directors from rewarding Mr. Bram with extravagant compensation and signing off on his lavish spending. Mr. Bram has received an average of nearly $1 million per year in compensation throughout his tenure. He has also exacerbated an already bloated corporate cost structure by using Company resources to take an undisclosed ownership interest in a private jet (Figure 1).

The Company has co-owned this private jet with a local real estate firm that Murray Wright, Chairman of the Board, has been an investor in. In light of this revelation, which is shocking and appalling for a company with a market cap below $100 million that recently decided to lay off employees at a division in Texas, we believe Mr. Bram and Mr. Wright should immediately resign from their positions with the Company.

Figure 1 - We question why Synalloy owns an interest in a Cessna Model 650 jet, like the one pictured here.

We also have reservations about what else this Board and management team may not have disclosed —and how such lapses may impact stockholders’ ability to realize value they are entitled to. We specifically question the continued lack of disclosure and transparency surrounding Susan Gayner’s appointment to the Board. Ms. Gayner may well be a valuable member of the Board, but stockholders have a right to know that she is married to the Co-Chief Executive Officer of Markel Corp., which was Synalloy’s largest stockholder at the time of her appointment. She also is essentially an employee of Markel, as the President of a real estate firm wholly-owned by her husband’s employer. We can find no reference to any of this in Company filings.

We are disheartened that in the face of consistently poor performance, Synalloy’s current leadership appears to have gone to great lengths to shield itself from inspection and scrutiny. It should be clear to all stockholders that the Board has not earned the right to try to reverse the trajectory of value destruction set in motion by its own actions. Other than removing Messrs. Bram and Wright immediately, the Board should refrain from taking any additional value-destructive or entrenching actions prior to Synalloy’s upcoming Annual Meeting, at which time stockholders will have the opportunity to elect a new group of directors with the credibility, expertise and experience needed to deliver long-term value.

1 Prior to becoming CEO of Synalloy, Mr. Bram was the CEO of Bizport, a “document management company” according to the Company’s proxy statements. However, we have found that, at the time Mr. Bram ran Bizport, it was a two-location retail printing business with less than 50 employees. Mr. Wright is Chairman of Bizport and his ownership interest is undetermined.

Privet and UPG Have a Better Solution for Long-Suffering Stockholders: Exceptional Near-Term Corporate Leadership with a Superior Long-Term Strategy.

As owners of approximately 25% of the Company, we have nominated five highly-qualified individuals for election to Synalloy’s eight-member Board at the upcoming Annual Meeting. We want to be very clear with stockholders: we have a better solution.

If our nominees are elected to the Board, we intend to install Chris Hutter as interim CEO to bring credibility, stability and relevant operating experience to the management team. Mr. Hutter, who is one of our nominees, is well-suited to lead the Company on an interim basis given his robust credentials:

•	Demonstrated business builder and organizational leader that has grown UPG Enterprises’ annual revenues to more than $725 million since co-founding the business in 2014;
•	Significant operational proficiency and management capabilities across industrial segments, particularly metals, manufacturing and distribution; and
•	Valuable C-level experience spanning areas that include corporate strategy, operations management, mergers and acquisitions, logistics and warehousing and supply chain optimization.

UPG Enterprises, a successful collection of metals and manufacturing businesses, is nearly 3x the size of Synalloy. With the support of our experienced and qualified slate of director nominees, Mr. Hutter plans to implement a viable strategy that aggressively reduces excess corporate costs, improves asset utilization, increases cash flows, enhances returns on incremental invested capital, and introduces a culture of accountability, incentivization and innovation. We are confident that these initiatives can immediately stabilize and improve the financial performance of the Company and, leveraging the new strategic direction put in place by our nominees, position Synalloy to recruit a permanent CEO capable of taking the Company to new heights.

Mr. Hutter and UPG Enterprises have already taken the appropriate steps to ensure he is positioned to assume the interim CEO role at Synalloy right away. He has agreed to take $1 in compensation for his time as interim CEO and pledged to not seek the position on a permanent basis. Given that UPG Enterprises and Synalloy do not compete, we see no reason why the Board would not immediately interview Mr. Hutter to be a replacement for Mr. Bram. He stands ready and willing to have such a discussion.

We look forward to sharing our full strategic plan over the coming weeks. In the meantime, we call on the Board to cease all entrenchment maneuvers such as: further delaying the Annual Meeting, implementing reactionary and cosmetic leadership changes or undertaking any transactions that would alter the Company’s capitalization. The Board has already destabilized Synalloy enough in recent weeks by announcing a reactionary future, hypothetical sales process during the middle of a global pandemic. No more stunts to distract from the facts of the situation. It is time to let stockholders choose the future path of their Company.

Sincerely, /s/ Ben Rosenzweig Ben Rosenzweig Privet Fund Management LLC	/s/ Chris Hutter Chris Hutter UPG Enterprises LLC

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As a stockholder and owner of Synalloy, your support and your vote are crucial. Together, we can Strengthen Synalloy.

Please join us in voting the WHITE proxy card for all five of our exceptional nominees.

In the days and weeks ahead, stockholders should visit www.StrengthenSynalloy.com to learn more about our case for change and sign up for important updates.

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About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure. Privet was founded in 2007 and is based in Atlanta, GA.

About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what's right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts

For Investors:

Privet Fund Management LLC

Ben Rosenzweig 404-419-2670

ben@privetfund.com

OR

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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